SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 16, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On December 16, 2003, Pacific Gas and Electric Company (Utility) and The Utility Reform Network (TURN) filed joint reply comments with the California Public Utilities Commission (CPUC) in the proceeding to consider the proposed settlement agreement (Settlement Agreement) announced in June 2003 by PG&E Corporation, the Utility and the staff of the CPUC to jointly support a new plan of reorganization of the Utility (Settlement Plan).

      The Utility and TURN recommended that Commissioner Peevey’s proposed decision, previously identified as Peevey Alternate 2, be modified to include a proposal, similar to a proposal in Commissioner Brown’s proposed decision, to allow use of a securitized financing backed by a dedicated rate component (DRC) to refinance the regulatory asset to be established by the Settlement Agreement (Regulatory Asset).  As a condition precedent to the CPUC executing the Settlement Agreement, the Utility would agree that after the Settlement Plan is implemented and the Utility exits from Chapter 11, the Utility would seek as expeditiously as practicable to refinance the Regulatory Asset and associated federal and State income taxes and franchise taxes using a securitized financing supported by a DRC, provided the following conditions are met:

•     Authorizing California legislation satisfactory to the CPUC, TURN and the Utility is passed and signed into law allowing securitization of the Regulatory Asset and associated federal and state income taxes and franchise taxes and providing for the collection in the Utility’s rates of any portion of the associated tax gross-up not securitized.  (Proposed legislation based on the legislation authorizing the issuance of rate reduction bonds and acceptable to the Utility and TURN was attached as an appendix to the joint reply comments.)

• The CPUC determines that, on a net present value basis, the refinancing would save ratepayers money compared to the Regulatory Asset over the term of the securitized debt.

• The refinancing will not adversely affect the Utility’s company and debt credit ratings.

•     The Utility obtains, or decides it does not need, a private letter ruling from the Internal Revenue Service that neither the refinancing nor the issuance of the securitized debt is a presently taxable event.

      The Utility would be permitted to effectuate the refinancing in up to two tranches up to one year apart, and would issue sufficient callable or short-term debt as part of its plan of reorganization to accommodate the refinancing supported by a DRC.  The cost of the callable or short-term debt would be recovered in rates in accordance with the Settlement Agreement.  The Utility would be required to proceed with the first tranche as expeditiously as practicable and in good faith after the passage of authorizing legislation.  The Utility would be permitted to issue the second tranche for the remaining associated federal and State income taxes and franchise taxes; provided that, if sufficient generator and energy supplier refunds have not yet been received, the Utility would not be required to securitize more than a total of $3 billion in both tranches.  The Utility would use the securitization proceeds to rebalance its capital structure in order to maintain the capital structure provided for under the Settlement Agreement.

      The Utility and TURN estimate that, based on current interest rates, refinancing using the DRC could reduce ratepayer costs by about $1 billion (nominal) over the term of the debt securitized by the DRC compared to the estimated costs of the Regulatory Asset, while still allowing the immediate rate reduction provided for under the Settlement Agreement.

     As a further condition for the CPUC to execute the modified Settlement Agreement, PG&E Corporation would agree that it will not seek reimbursement from the Utility for any of its professional fees and expenses incurred in connection with the Utility’s Chapter 11 proceeding.  Cash which the Utility would have used to reimburse PG&E Corporation for its bankruptcy costs will instead be used to pay creditors, thereby lowering the amount required to be financed.  As of September 30, 2003, PG&E Corporation had incurred expenses of approximately $128 million related to the Utility's Chapter 11 proceeding.

     TURN would agree not to oppose the Peevey Alternate 2, as proposed to be modified.  The Utility believes that the CPUC should adopt Peevey Alternate 2, modified as recommended.  To become effective, among other conditions, the Settlement Agreement must be entered into by the CPUC by December 31, 2003.  As previously disclosed, the CPUC is scheduled to consider six proposed decisions regarding the Settlement Agreement at its regular meeting to be held on December 18, 2003.  The CPUC may accept, reject, or modify any proposed decision.

PG&E Corporation and the Utility are unable to predict the outcome of this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS _________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:	LINDA Y.H. CHENG _________________________________________
LINDA Y.H. CHENG Corporate Secretary

Dated:	December 16, 2003